CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Short-Term Investments Trust of our reports dated October 26, 2018, relating to the financial statements and financial highlights, which appear in Invesco Liquid Assets Portfolio’s, Invesco STIC Prime Portfolio’s, Invesco Treasury Portfolio’s, Invesco Government & Agency Portfolio’s, Invesco Treasury Obligations Portfolio’s and Invesco Tax-Free Cash Reserve Portfolio’s Annual Report on Form N-CSR for the year ended August 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm, “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 19, 2018